Citigroup Global Markets Holdings Inc.	December 20, 2018 Medium-Term Senior Notes, Series N Pricing Supplement No. 2018—USNCH1734 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Callable Fixed to Float Range Accrual Securities Contingent on the CMS Spread and the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due December 26, 2033

▪	Variable coupon. The securities will pay interest at a fixed rate of 8.00% per annum for the first year following issuance. After the first year, contingent interest will accrue on the securities during each accrual period at the contingent rate specified below only for each elapsed day during that accrual period on which the accrual condition is satisfied. The accrual condition will be satisfied on an elapsed day only if (i) the CMS spread is greater than the CMS spread barrier (meaning that CMS30 is greater than CMS2) on that day and (ii) the closing level of each underlying index on that day is greater than or equal to its accrual barrier level. Accordingly, the accrual of interest during each accrual period will be contingent on the CMS spread and the level of each underlying index. The amount of interest payable on the securities may be adversely affected by adverse movements in any one of these variables, regardless of the performance of the others. The securities may pay low or no interest for extended periods of time or even throughout the entire term after the first year.

▪	Call right. We have the right to call the securities for mandatory redemption on any potential redemption date specified below.

▪	Contingent repayment of principal at maturity. If we do not redeem the securities prior to maturity, your payment at maturity will depend on the closing level of the worst performing underlying index on the final valuation date. If the closing level of the worst performing underlying index on the final valuation date is greater than or equal to its final barrier level, you will be repaid the stated principal amount of your securities at maturity. However, if the closing level of the worst performing underlying index on the final valuation date is less than its final barrier level, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performing underlying index has depreciated from its initial index level. There is no minimum payment at maturity.

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per security
Underlying indices:	Underlying indices	Initial index level*	Accrual barrier level**	Final barrier level**
	S&P 500® Index	2,467.42	1,480.452	1,480.452
	Russell 2000® Index	1,326.002	795.601	795.601
	* For each underlying index, its closing level on the pricing date ** For each underlying index, 60% of its initial index level
CMS spread:	On any day, the 30-year constant maturity swap rate (“CMS30”) minus the 2-year constant maturity swap rate (“CMS2”) on that day. See “Information About the CMS Spread” in this pricing supplement.
Pricing date:	December 20, 2018
Issue date:	December 26, 2018. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date:	December 21, 2033, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, December 26, 2033
Payment at maturity:

Unless earlier redeemed, at maturity you will receive, for each security you then hold (in addition to the final coupon payment, if any):

• If the final index level of the worst performing underlying index is greater than or equal to its final barrier level: $1,000

• If the final index level of the worst performing underlying index is less than its final barrier level:

$1,000 + ($1,000 × the index return of the worst performing underlying index)

If the final index level of the worst performing underlying index is less than its final barrier level, you will have full downside exposure to the negative index return of the worst performing underlying index and will receive significantly less than the stated principal amount of your securities at maturity. You may lose a significant portion, and up to all, of your investment.

Coupon payments:

On each coupon payment date occurring during the first year following issuance of the securities, the securities will pay a fixed coupon of 8.00% per annum, regardless of the CMS spread or the level of the underlying indices.

On each coupon payment date after the first year (beginning in March 2020), you will receive a coupon payment at an annual rate equal to the variable coupon rate for that coupon payment date. The variable coupon rate for any coupon payment date after the first year will be determined as follows:

contingent rate per annum ×	number of accrual days during the related accrual period
number of elapsed days during the related accrual period

Each coupon payment per security will be equal to (i) $1,000 multiplied by the applicable coupon rate per annum divided by (ii) 4.

If the number of accrual days in a given accrual period is less than the number of elapsed days in that accrual period, the variable coupon rate for the related coupon payment date will be less than the full contingent rate, and if there are no accrual days in a given accrual period, the variable coupon rate for the related coupon payment date will be 0%.

Contingent rate:	8.00% per annum
CMS spread barrier:	0.00%
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1) (2)	Underwriting fee(3)	Proceeds to issuer(4)
Per security:	$1,000	$50	$950
Total:	$1,000,000	$50,000	$950,000

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $916.20 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $970 per security.

(3) CGMI will receive an underwriting fee of up to $50 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(4) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the following hyperlinks:

Product Supplement No. IE-05-05 dated April 7, 2017            Underlying Supplement No. 7 dated July 16, 2018

Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (CONTINUED)
Coupon payment dates:	The 26th day of each March, June, September and December beginning in March 2019, except that the final coupon payment date will be the maturity date (or the earlier date on which we redeem the securities, if applicable)
Accrual period:	For each coupon payment date after the first year following issuance of the securities, the period from and including the immediately preceding coupon payment date to but excluding such coupon payment date
Accrual day:	An elapsed day on which the accrual condition is satisfied
Elapsed day:	Calendar day
Accrual condition:	The accrual condition will be satisfied on an elapsed day if, and only if, (i) the CMS spread is greater than the CMS spread barrier on that elapsed day and (ii) the closing level of each underlying index is greater than or equal to its accrual barrier level on that elapsed day. For purposes of determining whether the accrual condition is satisfied on any elapsed day, if CMS30 or CMS2 (each, a “CMS rate”) or the closing level of any underlying index is not available for any reason on that day (including weekends and holidays), the applicable CMS rate or the closing level of such underlying index, as applicable, will be assumed to be the same as on the immediately preceding elapsed day (subject to the discussion in the section “Information About the CMS Spread—Discontinuance of a CMS Rate” in this pricing supplement and in the section “Description of the Securities—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” in the accompanying product supplement). In addition, for all elapsed days from and including the fourth-to-last day that is a scheduled trading day for each underlying index in an accrual period to and including the last elapsed day of that accrual period, the CMS rates and the closing levels of the underlying indices will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days.
Worst performing underlying index:	The underlying index with the lowest index return
Final index level:	For each underlying index, its closing level on the final valuation date
Index return:	For each underlying index, (i) its final index level minus its initial index level, divided by (ii) its initial index level.
Early redemption:	We have the right to redeem the securities, in whole and not in part, on any potential redemption date upon not less than five business days’ notice for an amount in cash equal to 100% of the stated principal amount of your securities plus the coupon payment due on the date of redemption, if any.
Potential redemption dates:	Each coupon payment date beginning in December 2019 and ending in September 2033
CUSIP / ISIN:	17326Y4K9 / US17326Y4K94

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect the amount of any variable coupon payment you receive and your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” and “Description of the Securities—Terms Related to the Underlying Index—Consequences of a Market Disruption Event; Postponement of the Final Valuation Date,” and not in this pricing supplement. In addition, the accompanying underlying supplement contains important disclosures regarding the underlying indices that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Although the accompanying product supplement contemplates only a single underlying index, the securities are linked to two underlying indices. Each of the provisions in the accompanying product supplement referring to the underlying index shall apply separately to each of the underlying indices to which the securities are linked.

Postponement of the final valuation date. If the scheduled final valuation date is not a scheduled trading day for any underlying index or if a market disruption event occurs with respect to any underlying index on the scheduled final valuation date, the final valuation date will be subject to postponement as described in the accompanying product supplement in the section “Description of the Securities—Terms Related to the Underlying Index—Consequences of a Market Disruption Event; Postponement of the Final Valuation Date.” If the scheduled final valuation date is postponed, the closing level of each underlying index in respect of the final valuation date will be determined based on (i) for any underlying index for which the originally scheduled final valuation date is a scheduled trading day and as to which a market disruption event does not occur on the originally scheduled final valuation date, the closing level of such underlying index on the originally scheduled final valuation date and (ii) for any other underlying index, the closing level of such underlying index on the final valuation date as postponed (or, if earlier, the first scheduled trading day for such underlying index following the originally scheduled final valuation date on which a market disruption event did not occur with respect to such underlying index).

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

Variable Coupon Payments

The following table presents examples of hypothetical variable coupon payments after the first year following issuance of the securities based on the number of accrual days in a particular accrual period. For illustrative purposes only, the table assumes an accrual period that contains 90 elapsed days. Your actual coupon payments for any coupon payment date after the first year will depend on the actual number of elapsed days during the relevant accrual period and the actual CMS spread and closing levels of the underlying indices on each elapsed day. The applicable variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period.

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Variable Coupon Rate (per Annum)**	Hypothetical Variable Coupon Payment per Security***
0	0.000%	$0.000
1	0.089%	$0.222
10	0.889%	$2.222
15	1.333%	$3.333
20	1.778%	$4.444
25	2.222%	$5.556
30	2.667%	$6.667
35	3.111%	$7.778
40	3.556%	$8.889
45	4.000%	$10.000
50	4.444%	$11.111
55	4.889%	$12.222
60	5.333%	$13.333
65	5.778%	$14.444
70	6.222%	$15.556
75	6.667%	$16.667
80	7.111%	$17.778
85	7.556%	$18.889
90	8.000%	$20.000

_______________________________

* An accrual day is an elapsed day on which the accrual condition is satisfied (i.e., on which the CMS spread is greater than the CMS spread barrier and the closing level of each underlying index is greater than or equal to its accrual barrier level)

** The hypothetical variable coupon rate per annum is equal to (i) the contingent rate of 8.00% per annum multiplied by (ii) (a) the hypothetical number of accrual days in the related accrual period divided by (b) 90

*** The hypothetical variable coupon payment per security is equal to (i) $1,000 multiplied by the hypothetical variable coupon rate per annum divided by (ii) 4

The following examples illustrate the calculation of the variable coupon rate for a given accrual period based on different hypothetical CMS spread values and underlying index levels. For illustrative purposes only, the examples assume an accrual period that contains 90 elapsed days. Your actual variable coupon payments will depend on the actual number of elapsed days during the relevant accrual period and the actual CMS spread and closing levels of the underlying indices on each elapsed day. The applicable variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period.

Example 1

The CMS spread is greater than the CMS spread barrier and the closing level of each underlying index is greater than its accrual barrier level for each elapsed day during the entire accrual period. Because the accrual condition is therefore satisfied for each elapsed day during the entire accrual period, the hypothetical variable coupon rate would be 8.00% per annum for that accrual period.

Example 2

The closing level of one of the underlying indices is less than its accrual barrier level for each elapsed day during the entire accrual period and the CMS spread is greater than the CMS spread barrier for each elapsed day during the entire accrual period. Because the accrual

PS-3

Citigroup Global Markets Holdings Inc.

condition is not satisfied on any elapsed day during the accrual period, the hypothetical variable coupon rate would be 0.00% per annum for that accrual period.

Example 3

The closing level of each underlying index is greater than its accrual barrier level for each elapsed day during the entire accrual period but the CMS spread is less than the CMS spread barrier for each elapsed day during the entire accrual period. Because the accrual condition is not satisfied on any elapsed day during the accrual period, the hypothetical variable coupon rate would be 0.00% per annum for that accrual period.

Example 4

The closing level of each underlying index is greater than its accrual barrier level for 45 elapsed days during the hypothetical 90-day accrual period and the CMS spread is greater than the CMS spread barrier for each elapsed day during the entire accrual period. Because the accrual condition is only satisfied for half of the accrual period, the hypothetical variable coupon rate for that accrual period would be 4.00% per annum.

Payment at Maturity

The diagram below illustrates your payment at maturity for a range of hypothetical index returns of the worst performing underlying index (excluding the final coupon payment, if any, and assuming we do not redeem the securities prior to maturity).

Callable Range Accrual Securities Payment at Maturity Diagram

Your actual payment at maturity per security, excluding the final coupon payment, if any, will depend on the actual initial index level, the actual final barrier level and the actual final index level of the worst performing underlying index. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level of the worst performing underlying index is greater than or less than its final barrier level and, if less, how much less. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be.

PS-4

Citigroup Global Markets Holdings Inc.

The examples below are based on hypothetical initial index levels of 100 and hypothetical final barrier levels of 60 and do not reflect the actual initial index levels or final barrier levels. For the actual initial index levels and final barrier levels, see the cover page of this pricing supplement. We have used these hypothetical levels, rather than the actual levels, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial index levels and final barrier levels, and not these hypothetical levels.

Example 1—Par Scenario A.

Underlying Index	Hypothetical Initial Index Level	Hypothetical Final Barrier Level	Hypothetical Final Index Level	Hypothetical Index Return
S&P 500® Index	100	60	150	50%
Russell 2000® Index	100	60	110	10%

In this example, the Russell 2000® Index is the worst performing underlying index. Its hypothetical final index level is 110 (a 10% increase from its hypothetical initial index level), which is greater than its hypothetical final barrier level.

Payment at maturity per security = $1,000 (excluding the final coupon payment, if any)

Because the final index level of the worst performing underlying index is greater than its final barrier level, you would be repaid the stated principal amount of your securities in this example. Even though both underlying indices have appreciated from their respective initial index levels in this example, you would not participate in the appreciation of either underlying index.

Example 2—Par Scenario B.

Underlying Index	Hypothetical Initial Index Level	Hypothetical Final Barrier Level	Hypothetical Final Index Level	Hypothetical Index Return
S&P 500® Index	100	60	90	-10%
Russell 2000® Index	100	60	120	20%

In this example, the S&P 500® Index is the worst performing underlying index. Its hypothetical final index level is 90 (a 10% decrease from its hypothetical initial index level), which is greater than its hypothetical final barrier level.

Payment at maturity per security = $1,000 (excluding the final coupon payment, if any)

Because the worst performing underlying index did not depreciate from its hypothetical initial index level to its hypothetical final index level by more than 40% (that is, it did not depreciate below its hypothetical final barrier level), your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security (excluding the final coupon payment, if any).

Example 3—Downside Scenario.

Underlying Index	Hypothetical Initial Index Level	Hypothetical Final Barrier Level	Hypothetical Final Index Level	Hypothetical Index Return
S&P 500® Index	100	60	70	-30%
Russell 2000® Index	100	60	30	-70%

In this example, the Russell 2000® Index is the worst performing underlying index. Its hypothetical final index level is 30 (an approximately 70% decrease from its hypothetical initial index level), which is less than its hypothetical final barrier level. As a result, your payment at maturity (excluding the final coupon payment, if any) would be calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the index return of the worst performing underlying index)

= $1,000 + ($1,000 × -70%)

= $1,000 + -$700

= $300

Because the worst performing underlying index depreciated from its hypothetical initial index level to its hypothetical final index level by more than 40% (that is, it depreciated below its hypothetical final barrier level), your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the worst performing underlying index from its initial index level to its final index level.

PS-5

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with CMS30, CMS2 and each of the underlying indices. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page IE-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing underlying index. If we do not redeem the securities prior to maturity, you may receive significantly less than the stated principal amount of the securities at maturity, but in no circumstance will you receive more than the stated principal amount of the securities (excluding the final coupon payment, if any). If the final index level of the worst performing underlying index is less than its final barrier level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level of the worst performing underlying index is less than its initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The barrier feature of the securities exposes you to particular risks. If the final index level of the worst performing underlying index is less than its final barrier level, you will not be repaid the stated principal amount of your securities at maturity and instead will lose 1% of the stated principal amount of the securities for every 1% by which the final index level of the worst performing underlying index is less than its initial index level. Therefore, the securities offer no protection at all if the worst performing underlying index depreciates by more than 40% from its initial index level to its final index level. As a result, you may lose your entire investment in the securities.

▪	The securities offer a variable coupon rate after the first year following issuance, and you may not receive any coupon payment on one or more coupon payment dates. Any variable coupon payment you receive will be paid at a per annum rate equal to the contingent rate for the applicable coupon payment date only if the accrual condition is satisfied on each elapsed day during the related accrual period. The accrual condition will be satisfied on any elapsed day only if (i) the CMS spread is greater than the CMS spread barrier on that elapsed day and (ii) the closing level of each underlying index on that elapsed day is greater than or equal to its accrual barrier level. If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be paid at a rate that is less, and possibly significantly less, than the contingent rate. If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be made on the related coupon payment date. Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full contingent rate. Thus, the securities are not a suitable investment for investors who require regular fixed income payments.

▪	The higher potential yield offered by the securities is associated with greater risk than conventional debt securities. The securities offer coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities (guaranteed by Citigroup Inc.). These risks include the risk that the variable coupon payments you receive, if any, will result in a yield on the securities that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity that are guaranteed by Citigroup Inc., and the risk that you will incur a significant loss on the securities at maturity. The volatility of the CMS spread and each of the underlying indices, and the correlation between the underlying indices and between the CMS spread and each underlying index, are important factors affecting this risk. Greater expected volatility and/or lower expected correlation as of the pricing date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the pricing date that, after the first year, you will receive low or no coupon payments on the securities and that you would incur a significant loss on the securities at maturity.

▪	The securities are subject to risks associated with the CMS spread and each of the underlying indices and may be negatively affected by adverse movements in any one of these variables, regardless of the performance of the others. The amount of any variable coupon payments you receive will depend on the performance of the CMS spread and each of the underlying indices. If the CMS spread is less than or equal to the CMS spread barrier, the securities will pay no coupon even if the closing levels of the underlying indices are consistently greater than their respective accrual barrier levels. Conversely, even if the CMS spread is consistently greater than the CMS spread barrier, the securities will pay no coupon if the closing level of any of the underlying indices is less than its accrual barrier level. Moreover, if the closing level of any one of the underlying indices is less than its accrual barrier level, the accrual condition will not be satisfied, and no interest will accrue on the securities, even if the closing level of the other underlying index is significantly greater than its accrual barrier level. Accordingly, you will be subject to risks associated with the CMS spread and each of the underlying indices, and your return on the securities will depend significantly on the relationship between such risks over the term of the securities. If any one performs sufficiently poorly, you may receive low or no variable coupon payments for an extended period of time, or even throughout the entire period following the first year of the term of the securities, even if the others

PS-6

Citigroup Global Markets Holdings Inc.

perform favorably. Furthermore, if the final index level of one underlying index is less than its final barrier level, you will incur a significant loss at maturity, even if the final index level of the other underlying index is greater than its final barrier level.

▪	The accrual condition and the payment at maturity depend on multiple variables, and you are therefore exposed to greater risks of receiving no variable coupon payments after the first year, and to a greater risk of loss at maturity, than if the securities were linked to just one variable. The risk that you will receive no variable coupon payment on one or more coupon payment dates after the first year, and the risk that you will incur a significant loss at maturity, is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one variable. With multiple variables, it is more likely that the accrual condition will not be satisfied on any day during an accrual period, or that you will not be repaid the stated principal amount of your securities at maturity, than if payments on the securities were contingent on only one variable.

▪	The securities will be subject to risks associated with the CMS spread. If the CMS spread is less than or equal to the CMS spread barrier on any elapsed day, no interest will accrue on the notes on that elapsed day. If the CMS spread is less than or equal to the CMS spread barrier on each elapsed day during an accrual period, the accrual condition will not be satisfied on any elapsed day during that accrual period, and you will receive no coupon payment on the related coupon payment date.

The accrual condition will not depend in part on the absolute level of either CMS30 or CMS2, but rather on the relationship between CMS30 and CMS2—specifically, whether CMS30 is greater than CMS2. Many factors affect CMS30 and CMS2, such that future values of CMS30 and CMS2 and their relationship are impossible to predict. If CMS30 is consistently less than or equal to CMS2, the CMS spread will be less than or equal to the CMS spread barrier and no interest will accrue on the securities.

Although there is no single factor that determines the CMS spread, the CMS spread has historically tended to fall when short-term interest rates rise. As with CMS rates, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the securities is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread, possibly to a level that is below the CMS spread barrier. It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions. Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. Another circumstance when the CMS spread has historically tended to fall and become negative is when the market expects an economic recession. Accordingly, another significant risk assumed by investors in the securities is that the market may anticipate a recession or that there may be a recession.

▪	The securities may be called for mandatory redemption at our option after the first year of their term, which limits your ability to receive coupon payments. In determining whether to redeem the securities, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the securities in the future. If we call the securities for mandatory redemption, we will do so at a time that is advantageous to us and without regard to your interests. We are more likely to redeem the securities at a time when the CMS spread and underlying indices are performing favorably from your perspective and when we expect them to continue to do so. Therefore, although the securities offer coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity, if the securities are paying that higher yield and we expect them to continue to do so, it is more likely that we would redeem the securities. Accordingly, the redemption feature of the securities is likely to limit the benefits you receive from the coupon payments. If we exercise our redemption right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Alternatively, if the CMS spread and/or either underlying index is performing unfavorably from your perspective or when we expect it to do so in the future, we are less likely to call the securities, so that you may continue to hold securities paying below-market or no interest for an extended period of time.

▪	The CMS rates and the closing levels of the underlying indices will not be observed on certain days and will be assumed to be the same as on earlier days, which will cause certain days to have a greater weight in determining the variable coupon rate. With respect to an elapsed day on which a CMS rate or the closing level of either underlying index is not available, the applicable CMS rate or closing level of the underlying indices for that day, as applicable, will be deemed to be the same as on the immediately preceding elapsed day on which the rate or level, as applicable, is available. In addition, for all elapsed days from and including the fourth-to-last day that is a scheduled trading day for each underlying index in an accrual period to and including the last elapsed day of that accrual period, the CMS rates and the closing levels of the underlying indices will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days. The relative weighting of the applicable preceding elapsed day will be magnified for purposes of determining whether such elapsed day qualifies as an accrual day. Under these circumstances, if the applicable preceding elapsed day is not an accrual day, each successive day on which the CMS rates or the closing level of that underlying index, as applicable, is not observed will also not qualify as an accrual day. As a result, to the extent that such preceding elapsed day is not an accrual day, such preceding elapsed day will have a greater weight in determining the number of accrual days during an accrual period. This could adversely affect the amount of any variable coupon payment.

▪	The return on the securities will be limited. The return on the securities will be limited to the sum of your coupon payments, even if the closing level of either underlying index greatly exceeds its initial index level at one or more times during the term of the securities. The maximum possible return on the securities after the first year is equal to the contingent rate per annum, which would be achieved only if (i) the CMS spread is greater than the CMS spread barrier on each elapsed day during the term of the securities, (ii) the closing level of each underlying index is greater than or equal to its accrual barrier level on each elapsed day during the term of the securities

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after the first year and (iii) the final index level of the worst performing underlying index is greater than or equal to its final barrier level. Although you will bear the downside risk relating to the worst performing underlying index if the worst performing underlying index depreciates below its final barrier level on the final valuation date, you will not receive the dividend yield on, or share in any appreciation of, either underlying index over the term of the securities.

▪	You may not be adequately compensated for assuming the downside risks of the underlying indices. The fixed coupon payments during the first year following issuance of the securities and the variable coupon payments you receive on the securities, if any, after the first year are the compensation you receive for assuming the downside risks of the underlying indices, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon payments after the first year are variable and you may not receive any variable coupon payment after the first year. Second, the fixed coupon payments during the first year following issuance of the securities and the variable coupon payments, if any, after the first year are the compensation you receive not only for assuming the downside risk of the underlying indices, but also for all of the other risks of the securities, including interest rate risk, the risk that we may call the securities and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying indices.

▪	Your payment at maturity depends on the closing level of the worst performing underlying index on a single day. Because your payment at maturity (assuming we do not redeem the securities prior to maturity) depends on the closing level of the worst performing underlying index solely on the final valuation date, you are subject to the risk that the closing level of the worst performing underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the worst performing underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the worst performing underlying index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The securities may be riskier than securities with a shorter term. The securities have a relatively long term to maturity, subject to our right to call the securities for mandatory redemption prior to maturity. By purchasing securities with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased securities with a shorter term. Specifically, you will be negatively affected if the CMS spread is less than the CMS spread barrier or if the closing level of any underlying index falls below its accrual barrier level on an elapsed day. If either (i) the CMS spread is less than or equal to the CMS spread barrier or (ii) the closing level of any of the underlying indices is less than its accrual barrier level on each day during an entire accrual period, you will be holding a long-dated security that does not pay any coupon.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying indices and the CMS spread, the correlation among the underlying indices and the CMS spread, dividend yields on the stocks that constitute the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

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▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying indices and the CMS spread and a number of other factors, including the dividend yields on the stocks that constitute the underlying indices, expectations of future values of the CMS spread, interest rates generally, the positive or negative correlation among the CMS spread and the underlying indices, the time remaining to maturity of the securities and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the CMS spread and/or the underlying indices may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The securities are linked to the Russell 2000® Index and will be subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	The relationship between CMS30 and CMS2 may be different than the relationship between CMS rates of different maturities. The accrual condition may be less likely to be satisfied than it would be if it were based on a CMS rate with a longer maturity than 30 years or a shorter maturity than 2 years.

▪	CMS30 and CMS2 will be affected by a number of factors and may be highly volatile. CMS30 and CMS2 are influenced by many factors, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates;

•	current market expectations about inflation;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	the perceived general creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

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•	general credit and economic conditions in global markets, and particularly in the United States.

As a result of these factors, CMS30 and CMS2 may be highly volatile. Because CMS30 and CMS2 are market rates and are influenced by many factors, it is impossible to predict the future values of CMS30 and CMS2.

The CMS spread will be influenced by a number of complex economic factors, including those that affect CMS rates generally. However, the CMS spread depends not on how the relevant economic factors affect any one CMS rate or even CMS rates generally, but rather on how those factors affect CMS rates of different maturities (i.e., CMS30 and CMS2) differently.

▪	The manner in which CMS rates are calculated may change in the future. The method by which CMS rates are calculated may change in the future, as a result of governmental actions, actions by the publisher of CMS rates or otherwise. We cannot predict whether the method by which CMS rates are calculated will change or what the impact of any such change might be. Any such change could affect CMS rates in a way that has a significant adverse effect on the securities.

▪	Our offering of the securities is not a recommendation of the CMS spread or the underlying indices. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the CMS spread and the underlying indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying indices or in instruments related to the CMS spread or the underlying indices or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the CMS spread and the underlying indices. These and other activities of our affiliates may affect the CMS spread or the levels of the underlying indices in a way that has a negative impact on your interests as a holder of the securities.

▪	Investing in the securities is not equivalent to investing in either underlying index or the stocks that constitute either underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute either underlying index. You will not participate in any appreciation of either underlying index over the term of the securities.

▪	Adjustments to either underlying index may affect the value of your securities. The sponsors of the underlying indices may add, delete or substitute the stocks that constitute the underlying indices or make other methodological changes that could affect the levels of the underlying indices. The sponsors of the underlying indices may discontinue or suspend calculation or publication of the underlying indices at any time without regard to your interests as a holder of the securities.

▪	Uncertainty about the future of LIBOR may affect CMS rates in a way that adversely affects the return on and the value of the securities. A CMS rate is a market rate for the fixed leg of a fixed-for-floating interest rate swap, where the floating leg is based on 3-month U.S. dollar LIBOR. As a result, CMS rates are significantly influenced by 3-month U.S. dollar LIBOR and expectations about future levels of 3-month U.S. dollar LIBOR. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the LIBOR administrator. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. It is also impossible to predict the impact of any LIBOR-related developments on the method of calculation or the values of CMS rates. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, including for purposes of the interest rate swaps underlying CMS rates, and it is impossible to predict the effect of any such alternatives on the value of securities, such as the securities, that are linked to CMS rates. Any changes to 3-month U.S. dollar LIBOR or the calculation of CMS rates, and any uncertainty at what these changes may be, may affect CMS rates in a way that adversely affects your return on and value of the securities.

▪	CMS rates and the levels of the underlying indices may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the interest rate swaps that are used to determine CMS rates and/or in stocks that constitute the underlying indices and other financial instruments related to such interest rate swaps, the underlying indices or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the interest rate swaps that are used to determine CMS rates and the stocks that constitute the underlying indices and other financial instruments related to such interest rate swaps, the underlying indices or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect CMS rates and/or the levels of the underlying indices in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of an underlying index or a CMS rate, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. Any of

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these determinations made by Citibank, N.A. in its capacity as calculation agent may adversely affect any variable interest payment owed to you under the securities or the amount paid to you at maturity.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Moreover, as described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss recognized by U.S. investors, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued prior to January 1, 2021 that do not have a “delta” of one, the securities should not be subject to withholding under Section 871(m). However, the IRS could challenge this conclusion.

We will not be required to pay any additional amounts with respect to amounts withheld.

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Information About the CMS Spread

The “CMS spread” on any day is equal to the 30-year constant maturity swap rate (“CMS30”) minus the 2-year constant maturity swap rate (“CMS2”) on that day. We refer to each of CMS30 and CMS2 as a “CMS rate”.

At any time, each CMS rate is a market rate for the fixed leg of a conventional fixed-for-floating U.S. dollar interest rate swap entered into at that time with the relevant maturity (30 years for CMS30 and 2 years for CMS2). A conventional fixed-for-floating U.S. dollar interest rate swap is an agreement between two parties to exchange payment streams in U.S. dollars over a given period of time, where one party pays a fixed rate (the “fixed leg”) and the other party pays a floating rate that is reset periodically based on 3-month U.S. dollar LIBOR (the “floating leg”). For example, CMS30 at any given time is a market rate for the fixed leg of a fixed-for-floating U.S. dollar interest rate swap with a maturity of 30 years and a floating rate reset periodically based on 3-month U.S. dollar LIBOR. 3-month U.S. dollar LIBOR is a measure of the rate at which banks lend U.S. dollars to each other for a period of 3 months in the London interbank market.

The accrual condition is based in part on the CMS spread, on not on the absolute level of either CMS30 or CMS2. In other words, whether the accrual condition is satisfied on a given elapsed day will depend in part on the relationship between CMS30 and CMS2—specifically, whether CMS30 is greater than CMS2 (which would result in the CMS spread being greater than the CMS spread barrier). If CMS30 is not greater than CMS2 on a given elapsed day, the accrual condition will not be satisfied and interest will not accrue on the securities on that elapsed day.

The CMS spread is a measure of the difference, or spread, between two CMS rates of different maturities. The spread between two CMS rates of different maturities may be affected by numerous complex economic factors. It is not possible to predict whether the spread will be positive or negative at any time in the future. Investors in the securities are taking the risk that the spread between CMS30 and CMS2 will be zero or negative, meaning that CMS30 is equal to or less than CMS2.

Although there is no single factor that determines CMS spreads, CMS spreads have historically tended to fall when short-term interest rates rise. As with CMS rates, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the securities is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread, possibly to a level that is below the CMS spread barrier. It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions. Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. Another circumstance when the CMS spread has historically tended to fall and become negative is when the market expects an economic recession. Accordingly, another significant risk assumed by investors in the securities is that the market may anticipate a recession or that there may be a recession.

Determination of a CMS Rate

A CMS rate of a given maturity on any date of determination is the rate for U.S. dollar interest rate swaps with that maturity (i.e., 30 years in the case of CMS30 and 2 years in the case of CMS2) appearing on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) as of 11:00 a.m. (New York City time) on that date of determination.

If, however, the applicable CMS rate is not published on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) on any U.S. government securities business day on which such CMS rate is required, then the calculation agent will request mid-market semi-annual swap rate quotations from the principal New York City office of five leading swap dealers in the New York City interbank market (the “reference banks”) at approximately 11:00 am, New York City time, on that day. For this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with the applicable maturity, commencing on that day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to U.S. dollar LIBOR with a designated maturity of three months. If at least three quotations are provided, the applicable CMS rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the applicable CMS rate will be determined by the calculation agent in good faith and using its reasonable judgment.

A “U.S. government securities business day” means any day that is not a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

CMS rates are calculated by ICE Benchmark Administration Limited based on tradable quotes for U.S. dollar fixed-for-floating interest rate swaps with the applicable maturity that are sourced from electronic trading venues.

Discontinuance of a CMS Rate

If the calculation and publication of a CMS rate is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as the applicable CMS rate, and the calculation agent may deem that rate (the “successor CMS rate”) to be the applicable CMS rate. Upon the selection of any successor CMS rate by the calculation agent pursuant to this paragraph, references in this pricing supplement to the original CMS rate will no longer be deemed to refer to the original CMS rate and will be deemed instead to refer to that successor CMS rate for all purposes. In such event,

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the calculation agent will make such adjustments, if any, to any value of the applicable CMS rate that is used for purposes of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor CMS rate, the calculation agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of a CMS rate is permanently canceled and no successor CMS rate is chosen as described above, then the calculation agent will calculate the value of the applicable CMS rate on each subsequent date of determination in good faith and using its reasonable judgment. Such value, as calculated by the calculation agent, will be the relevant CMS rate for all purposes.

Notwithstanding these alternative arrangements, the cancellation of a CMS rate may adversely affect coupon payments on, and the value of, the securities.

Historical Information

The rate for CMS30 at 11:00 a.m. (New York time) on December 20, 2018 was 2.878%. The rate for CMS2 at 11:00 a.m. (New York time) on December 20, 2018 was 2.818%. As a result, the CMS spread on December 20, 2018 was 0.06%.

The graph below shows the daily value of the CMS spread for each day such value was available from January 2, 2008 to December 20, 2018. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical values of the CMS spread as an indication of the future values of the CMS spread during the term of the securities.

Historical CMS Spread (%) January 2, 2008 to December 20, 2018

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Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on December 20, 2018 was 2,467.42.

The graph below shows the closing level of the S&P 500® Index for each day such level was available from January 2, 2008 to December 20, 2018. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index — Historical Closing Levels January 2, 2008 to December 20, 2018

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Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell, a subsidiary of London Stock Exchange Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of FTSE Russell and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Russell Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index.

Historical Information

The closing level of the Russell 2000® Index on December 20, 2018 was 1,326.002.

The graph below shows the closing level of the Russell 2000® Index for each day such level was available from January 2, 2008 to December 20, 2018. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index — Historical Closing Levels January 2, 2008 to December 20, 2018

PS-15

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential consequences of the IRS notice.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

Moreover, as discussed under “United States Federal Tax Considerations – Tax Consequences to Non-U.S. Holders – Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-16

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $50 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $50 for each security they sell to accounts other than fee-based advisory accounts. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect CMS30 or CMS2 or the closing levels of the underlying indices and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

PS-17

Citigroup Global Markets Holdings Inc.

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

PS-18

Citigroup Global Markets Holdings Inc.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2018 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-19